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                                                                          #2664

GRACE NEWS


CONTACT:   Chuck Suits or Mary Lou Kromer 561/362-2600 or
                                          800/GRACE99


                 GRACE ENTERS AGREEMENT TO SELL COCOA BUSINESS
               TO ARCHER DANIELS MIDLAND COMPANY FOR $430 MILLION



               BOCA RATON, Fla., December 23, 1996--W. R. Grace & Co. (NYSE:
GRA) today announced that it has entered into a definitive agreement to sell its worldwide cocoa business to Archer Daniels Midland Company for approximately $430 million (subject to adjustment), consisting of cash and the assumption of debt.

               Grace said it expects to complete the sale of Grace Cocoa, previously classified as a discontinued operation, in the first quarter of 1997. Grace noted that the debt associated with a former minority interest in Grace Cocoa had previously been repaid.

               Grace Cocoa, based in Stamford, Conn., is a global leader in the production and sale of high-quality industrial cocoa and chocolate products. Grace Cocoa has operations in Europe, North and South America, Africa and Asia Pacific.

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               Grace chairman, chief executive and president, Albert J.
Costello, said, "Grace Cocoa is an outstanding business and we are delighted that we have been able to find such a fitting new home for its management and personnel. This divestiture further advances our strategy to focus on Grace's global market-leading packaging and specialty chemicals businesses."

               Grace was represented in this transaction by its financial advisor, Merrill Lynch & Co.

               Archer Daniels Midland Company is one of the world's leading processors of agricultural crops into food ingredients through a network of 50 offices located throughout the world. Sales for 1996 totaled $13.3 billion. This is ADM's initial entry into the industrial cocoa and chocolate business. Nevertheless, the addition of Grace Cocoa will complement ADM's product line. ADM's chairman, Dwayne O. Andreas said, "There are a few key factors which make this purchase a good fit for us. We understand the procurement and processing business and have many customers in common."

               Grace is a leading global supplier of flexible packaging and specialty chemicals, with annual sales of approximately $3.3 billion. The company operates in more than 100 countries.

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